Heritage-Crystal Clean, Inc. Announces Record 2022 Fourth Quarter and Full Year Financial Results

Fourth Quarter Highlights:

•Net income was a record $27.6 million; up significantly compared to net income of $18.1 million in the fourth quarter of 2021.

•Basic earnings per share were a record high of $1.17 for the quarter, an increase of 51.9% compared to $0.77 for the fourth quarter of 2021.

•Oil Business segment revenue of $75.3 million represents a record high, and an increase of 14.3% from the year-ago quarter.

•Environmental Services segment revenue was a record high of $165.8 million, an increase of 60.0% from the year-ago quarter.

•Environmental Services profit before corporate selling, general, and administrative expenses was a record high of $35.1 million with operating margin of 21.2%.

•EBITDA for the quarter was a record $52.9 million, the third consecutive quarter of record-setting EBITDA.

•Adjusted EBITDA of $42.1 million was up 17.9% compared to Adjusted EBITDA of $35.7 million in the fourth quarter of 2021.

•Adjusted net earnings for the quarter were $18.8 million.

Hoffman Estates, IL March 1, 2023 — Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services, used oil re-refining, antifreeze recycling, industrial and field services, and emergency and spill response services today announced results for the fourth quarter of fiscal 2022 and for the full fiscal year, which ended December 31, 2022.

Fourth Quarter Review

Total revenue for the fourth quarter of 2022 increased 42.2% to $241.1 million compared to $169.5 million for the same quarter of 2021. The Company's fourth quarter of fiscal 2022 was comprised of 77 working days compared to 76 working days in the fiscal fourth quarter of 2021. On a sales-per-working day basis, revenue increased approximately 40.4% compared to the prior year quarter. The increase in revenue was due to improvement in base oil pricing in our Oil Business segment along with increased demand and higher selling prices for our Environmental Services segment products and services as well as by revenue from an acquisition made during the third quarter of 2022.

Our operating margin percentage decreased to 22.8% in the fourth quarter of 2022 compared to 26.6% in the fourth quarter of 2021. The decrease was mainly due to increased costs for solvent, disposal costs, depreciation expense, fuel cost, and equipment rental, partially offset by an increase in the spread between the netback (sales price net of freight impact) on our base oil sales and the price paid/charged to our customers for the collection of their used oil.

Our corporate SG&A expense as a percentage of revenue decreased slightly to 11.9% from 12.1% of revenue in the fourth quarter of 2021 mainly due to higher revenue and lower share-based compensation expense.

Net income was $27.6 million, or $1.16 per diluted share, for the fourth quarter of 2022. This compares to net income of $18.1 million, or $0.77 per diluted share, in the year earlier quarter. Adjusted net income for the quarter was $18.8 million. The most significant adjustment to net earnings was subtracting a $12.2 million gain from the revaluation of one of our investments.

Fiscal 2022 Review

In 2022, we generated $709.3 million in revenue compared to prior year revenue of $515.3 million, an increase of $194.0 million, or 37.6%. The Company's 2022 fiscal year was comprised of 254 working days compared to 253 working days in fiscal 2021. On a sales-per-working day basis, revenue increased approximately 37.1% in fiscal 2022 compared to the prior year. This increase in revenue was due to the increase in base oil pricing in our Oil Business segment and the continued reopening of the U.S. economy from the COVID-19 pandemic as well as inorganic growth in the Environmental Services segment.

Our operating margin percentage for 2022 was 26.2% compared to 28.0% operating margin in fiscal 2021. The decrease was mainly due to increased costs for solvent, disposal costs, depreciation expense, fuel costs, equipment rental, and hydrogen expense, partially offset by an increase in the spread between the netback on our base oil sales and the price paid/charged to our customers for the removal of their used oil. Corporate SG&A expense for fiscal 2022 was 11.2% of revenue, compared to 12.1% of revenue in fiscal 2021.

Net income for fiscal 2022 was $84.8 million, or $3.58 per diluted share, compared to net income of $60.9 million, or $2.59 per diluted share, for fiscal 2021. Adjusted net income for the year was $78.8 million.

Segments

Our Environmental Services segment includes parts cleaning, hazardous and non-hazardous waste disposal, wastewater vacuum, antifreeze recycling, industrial and field services, and emergency and spill response. The Environmental Services segment reported revenue of $165.8 million, an increase of $62.2 million, or 60.0%, during the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021. The increase in revenue was mainly due to the continued reopening of the U.S. economy post the COVID-19 pandemic as well as revenue from an acquisition made during the third quarter of fiscal 2022. We experienced revenue increases across a majority of our service lines in the segment during the fourth quarter of fiscal 2022 when compared to the fourth quarter of 2021. On a sales-per-working day basis, Environmental Services segment revenue increased approximately 57.9% compared to the prior year quarter.

Profit before corporate SG&A expense in the Environmental Services segment during the fourth quarter was $35.1 million and as a percentage of revenue was 21.2% compared to 22.0% in the year ago quarter. The decline in margin on a percentage basis was mainly due to higher fuel costs, solvent expenses, and equipment rental expense.

During fiscal 2022, Environmental Services segment revenue increased $130.9 million, or 41.1%, compared to fiscal 2021, while our 2022 profit before corporate SG&A expense as a percentage of revenue was 20.9% compared to 23.6% in fiscal 2021.

President and CEO Brian Recatto commented, "Due to the inflationary pressure we continue to face in various parts of our Environmental Services segment, we implemented another price increase in December of 2022. Implementation of this increase should help improve our operating margin during 2023."

Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the fourth quarter of fiscal 2022, Oil Business revenues increased 14.3% to $75.3 million compared to the fourth quarter of fiscal 2021. An increase in our base oil netback was the main driver of the increase in revenue. On a sales-per-working day basis, our Oil Business segment revenue increased approximately 12.9% compared to the prior year quarter.

Our Oil Business segment operating margin percentage decreased to 26.4% in the fourth quarter of 2022 compared to 33.7% during the same period of 2021. The decrease in operating margin was mainly due to increased costs related to transportation and hydrogen partially offset by an increase in the spread between the netback on our base oil sales and the price paid/charged to our customers for the removal of their used oil.

Full year 2022 Oil Business segment revenue increased by 32.0% compared to fiscal 2021, while operating margin also slightly increased to 35.3% compared to 35.2% in fiscal 2021.

Recatto commented, "Despite the significant decline in base oil netback compared to the third quarter, base oil netback during the fourth quarter remained above our netback for the fourth quarter of 2021. The higher netback allowed us to increase our spread on a year-over-year basis and generate better than expected operating margin during the quarter. For the year, we are very pleased with the record annual revenue and profitability in the Oil Business segment."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries. This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to successfully integrate our acquisition of Patriot Environmental Services, Inc. and achieve the benefits contemplated by the acquisition; developments in the COVID-19 pandemic and the resulting impact on our business and operations, general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; the impact of inflationary pressures on our business; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; the impact of legal proceedings and class action litigation on us and our ability to estimate the cash payments we will make under litigation settlements; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2023. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, hazardous and non-hazardous waste disposal, emergency and spill response, and industrial and field services to vehicle maintenance businesses, manufacturers and other industrial businesses, as well as utilities and governmental entities. Our service programs include parts cleaning, regulated containerized and bulk waste management, used oil collection and re-refining, wastewater vacuum, emergency and spill response, industrial and field services, waste antifreeze collection, recycling and product sales. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Through our used oil re-refining program, during fiscal 2022, we recycled approximately 66 million gallons of used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program during fiscal 2022 we recycled approximately 4.5 million gallons of spent antifreeze which was used to produce a full line of virgin-quality antifreeze products. Through our parts cleaning program during fiscal 2022 we recycled 2.3 million gallons of used solvent into virgin-quality solvent to be used again by our customers. In addition, we sold 0.6 million gallons of used solvent into the reuse market. Through our containerized waste program during fiscal 2022 we collected 22 thousand tons of regulated waste which was sent for energy recovery. Through our wastewater vacuum services program during fiscal 2022 we treated approximately 68 million gallons of wastewater. Heritage-Crystal Clean, Inc. is headquartered in Hoffman Estates, Illinois, and operates through 105 branch and industrial services locations serving approximately 104,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, March 2, 2023, at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate on the call by dialing (888) 440-4149. After dialing the number, you will be required to provide the following passcode before being joined to the conference call: 8889427.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

CONTACT
Mark DeVita, Executive Vice President & Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31, 2022	January 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$22,053	$56,269
Accounts receivable - net	114,408	62,513
Inventory - net	40,727	29,536
Assets held for sale	1,125	1,125
Other current assets	12,989	6,773
Total current assets	191,302	156,216
Property, plant and equipment - net	222,942	166,301
Right of use assets	123,742	83,865
Equipment at customers - net	26,465	24,146
Software and intangible assets - net	102,335	45,949
Goodwill	112,236	49,695
Investments at fair value	15,219	692
Other Assets	—	692
Total assets	$794,241	$526,864

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,087	$36,179
Current portion of lease liabilities	27,277	20,146
Contract liabilities - net	2,525	2,094
Accrued salaries, wages, and benefits	12,443	8,980
Taxes payable	6,037	8,474
Other current liabilities	12,382	9,476
Total current liabilities	115,751	85,349
Lease liabilities, net of current portion	100,738	65,041
Other long-term liabilities	986	473
Long-term debt	89,383	—
Deferred income taxes	57,155	31,126
Contingent consideration	—	2,819
Total liabilities	$364,013	$184,808
Commitments and contingencies (Note 14)

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at 0.01 par value, 23,593,163 and 23,473,931 shares issued and outstanding at December 31, 2022 and January 1, 2022, respectively	236	235
Additional paid-in capital	208,533	204,920
Retained earnings	221,826	137,067
Accumulated other comprehensive (loss)	(367)	(166)
Total stockholders' equity	$430,228	$342,056
Total liabilities and stockholders' equity	$794,241	$526,864

Heritage-Crystal Clean, Inc. Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	As Reported	As Reported	As Reported	As Reported

Revenues
Service	$143,524	$85,394	$378,099	$262,863
Product revenues	88,667	76,209	303,615	227,737
Rental income	8,906	7,899	27,617	24,734
Total revenues	$241,097	$169,502	$709,331	$515,334

Operating expenses
Operating costs	$175,750	$118,212	$496,433	$352,796
Selling, general, and administrative expenses	24,935	18,465	70,781	56,987
Depreciation and amortization	14,181	8,373	35,727	23,542
Other (income)- net	(12,473)	(317)	(12,011)	(988)
Operating income	38,704	24,769	118,401	82,997
Interest expense – net	1,874	226	3,232	933
Income before income taxes	36,830	24,543	115,169	82,064
Provision for income taxes	9,260	6,419	30,410	21,116
Net income	$27,570	$18,124	$84,759	$60,948

Net income per share: basic	$1.17	$0.77	$3.60	$2.60
Net income per share: diluted	$1.16	$0.77	$3.58	$2.59

Number of weighted average shares outstanding: basic	23,599	23,454	23,544	23,419
Number of weighted average shares outstanding: diluted	23,743	23,578	23,679	23,557

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands) (Unaudited)

For the Fourth Quarters Ended,
December 31, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$138,694	$4,831	$—	$143,525
Product revenues	18,233	70,433	—	88,666
Rental Income	8,888	18	—	8,906
Total revenues	$165,815	$75,282	$—	$241,097
Operating expenses
Operating costs	123,239	52,511	—	175,750
Operating depreciation and amortization	7,490	2,876	—	10,366
Profit before corporate selling, general, and administrative expenses	$35,086	$19,895	$—	$54,981
Selling, general, and administrative expenses			24,935	24,935
Depreciation and amortization from SG&A			3,815	3,815
Total selling, general, and administrative expenses			$28,750	$28,750
Other income - net			(12,473)	(12,473)
Operating income				38,704
Interest expense – net			1,874	1,874
Income before income taxes				$36,830

January 1, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$81,528	$3,866	$—	$85,394
Product revenues	14,268	61,941	—	76,209
Rental Income	7,862	37	—	7,899
Total revenues	$103,658	$65,844	$—	$169,502
Operating expenses
Operating costs	77,241	40,971	—	118,212
Operating depreciation and amortization	3,622	2,653	—	6,275
Profit before corporate selling, general, and administrative expenses	$22,795	$22,220	$—	$45,015
Selling, general, and administrative expenses			18,465	18,465
Depreciation and amortization from SG&A			2,098	2,098
Total selling, general, and administrative expenses			$20,563	$20,563
Other income - net			(317)	(317)
Operating income				24,769
Interest expense – net			226	226
Income before income taxes				$24,543

For the Fiscal Years Ended,
December 31, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$365,502	$12,597	$—	$378,099
Product revenues	55,959	247,656	—	303,615
Rental Income	27,561	$56	—	27,617
Total revenues	$449,022	$260,309	$—	$709,331
Operating expenses
Operating costs	337,329	159,104	—	496,433
Operating depreciation and amortization	17,938	9,423	—	27,361
Profit before corporate selling, general, and administrative expenses	$93,755	$91,782	$—	$185,537
Selling, general, and administrative expenses			70,781	70,781
Depreciation and amortization from SG&A			8,366	8,366
Total selling, general, and administrative expenses			$79,147	$79,147
Other expense - net			(12,011)	(12,011)
Operating income				118,401
Interest expense – net			3,232	3,232
Income before income taxes				$115,169

January 1, 2022
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$248,121	$14,742	$—	$262,863
Product revenues	45,367	182,370	—	227,737
Rental income	24,679	55	—	24,734
Total revenues	$318,167	$197,167	$—	$515,334
Operating expenses
Operating costs	232,837	119,959	—	352,796
Operating depreciation and amortization	10,112	7,886	—	17,998
Profit before corporate selling, general, and administrative expenses	$75,218	$69,322	$—	$144,540
Selling, general, and administrative expenses			56,987	56,987
Depreciation and amortization from SG&A			5,544	5,544
Total selling, general, and administrative expenses			$62,531	$62,531
Other income - net			(988)	(988)
Operating income				82,997
Interest expense - net			933	933
Income before income taxes				$82,064

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income (loss) Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and Adjusted EBITDA
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

(thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income	$27,570	$18,124	$84,759	$60,948

Interest expense - net	1,874	226	3,232	933

Provision for income taxes	9,260	6,419	30,410	21,116

Depreciation and amortization	14,181	8,373	35,727	23,542

EBITDA(a)	$52,885	$33,142	$154,128	$106,539

Non-cash compensation (b)	848	1,780	5,015	5,701

Loss on disposal of re-refinery assets (c)	—	—	1,194	—

Costs associated with business acquisitions (d)	361	689	1,269	1,153

Provision for civil action settlement (e)	63	—	1,163	—

Retirement and severance costs (f)	147	$82	582	$183

Gain on fair value investments (g)	(12,219)	—	(12,219)	—

Adjusted EBITDA (h)	$42,085	$35,693	$151,132	$113,576

(a)	EBITDA represents net (loss) income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income (loss) prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
(b)	Non-Cash compensation expenses which are recorded in SG&A.
(c)	Loss on disposal of assets related to our re-refinery operations.
(d)	Acquisition costs associated with business acquisitions which are recorded in SG&A.
(e)	Civil action settlement accrual recorded in SG&A.
(f)	Costs associated with severance and other employee separations.
(g)	Remeasurement gain related to fair value investments recorded in other income.
(h)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income (loss) prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings (loss) and adjusted net earnings (loss) per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings (loss) and adjusted net earnings (loss) per share provide investors and management useful information about the earnings impact from certain non-routine items for the fourth quarter and full year of 2022 compared to the fourth quarter and full year of 2021.

Reconciliation of our Net Earnings (loss) and Net Earnings (loss) Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings (Loss) and Non-GAAP Adjusted Net Earnings (loss) Per Share
(In thousands, except per share data)
(Unaudited)

	For the Fourth Quarters Ended,			For the Fiscal Years Ended,
	December 31, 2022		January 1, 2022	December 31, 2022	January 1, 2022

GAAP net earnings	$27,570		$18,124	$84,759	$60,948
Loss on disposal of re-refinery assets (a)	—		—	1,194	—
Tax effect on disposal loss	—		—	(310)	—
Costs associated with business acquisitions (b)	361		689	1,269	1,153
Tax effect on business acquisitions costs	(88)		(180)	(330)	(297)
Provision for civil action settlement (c)	63		—	1,163	—
Tax effect on provision for settlement	(15)		—	(302)	—
Severance costs (d)	147		82	582	183
Tax effect on severance costs	(36)		(21)	(151)	(47)
Gain on fair value investments (e)	(12,219)		—	(12,219)	—
Tax effect on fair value investments	2,994		—	3,176	—

Adjusted net earnings	$18,777	18777000	$18,694	$78,831	$61,940

(a) Loss on disposal of assets related to our re-refinery operations.
(b) Acquisition costs associated with business acquisitions which are recorded in SG&A.

(c) Civil action settlement accrual recorded in SG&A.

(d) Costs associated with severance and other employee separations.
(e) Remeasurement gain related to fair value investments recorded in other income.